   Exhibit 99.1
VistaGen Therapeutics Set to Join the Russell 2000® Index

SOUTH SAN FRANCISCO, CALIF. –  June 16, 2021 – VistaGen Therapeutics, Inc. (NASDAQ: VTGN), a biopharmaceutical company committed to developing and commercializing a new generation of medicines with the potential to go beyond the current standard of care for anxiety, depression and other central nervous system (CNS) disorders, today announced the Company will be added to the Russell 2000® Index at the conclusion of the 2021 Russell Indexes annual reconstitution, effective after the U.S. market opens on Monday, June 28, 2021, according to a preliminary list of additions posted on June 4, 2021.

"Inclusion in the Russell 2000® Index, which is one of the most cited performance benchmarks for small-cap companies, is another important milestone for VistaGen and an achievement we expect will increase overall awareness and exposure of our company within the investment community,” stated Shawn K. Singh, Chief Executive Officer of VistaGen. “Our late-stage anxiety and depression programs have exciting potential to change lives. We look forward to introducing our company to a wider investor audience as we continue to execute on noteworthy milestones during the second half of the year and beyond.”

Russell U.S. Indexes are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Approximately $10.6 trillion in assets are benchmarked against Russell U.S. Indexes. Russell U.S. Indexes are part of FTSE Russell, a leading global index provider.

The annual Russell reconstitution captures the 4,000 largest U.S. stocks as of May 7, 2021, ranking them by total market capitalization. Membership in the U.S. all-cap Russell 3000® Index, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index, as well as the appropriate growth- and value-style indexes. FTSE Russell determines membership for its Russell Indexes primarily by objective, market-capitalization rankings, and style attributes.

For more information on the Russell Indexes, please visit the “Russell Reconstitution” section on the FTSE Russell website at www.ftserussell.com.

About VistaGen
VistaGen Therapeutics is a biopharmaceutical company committed to developing and commercializing innovative medicines with the potential to go beyond the current standard of care for anxiety, depression, and other CNS disorders. Each of VistaGen's drug candidates has a differentiated potential mechanism of action, has been well-tolerated in all clinical studies to date and has therapeutic potential in multiple CNS markets. For more information, please visit www.VistaGen.com and connect with VistaGen on Twitter, LinkedIn and Facebook.

About FTSE Russell
FTSE Russell is a global index leader that provides innovative benchmarking, analytics and data solutions for investors worldwide. FTSE Russell calculates thousands of indexes that measure and benchmark markets and asset classes in more than 70 countries, covering 98% of the investable market globally.

FTSE Russell index expertise and products are used extensively by institutional and retail investors globally. Approximately $17.9 trillion is currently benchmarked to FTSE Russell Indexes. For over 30 years, leading asset owners, asset managers, ETF providers and investment banks have chosen FTSE Russell Indexes to benchmark their investment performance and create ETFs, structured products and index-based derivatives.

A core set of universal principles guides FTSE Russell Index design and management: a transparent rules-based methodology is informed by independent committees of leading market participants. FTSE Russell is focused on applying the highest industry standards in index design and governance and embraces the IOSCO Principles. FTSE Russell is also focused on index innovation and customer partnerships as it seeks to enhance the breadth, depth and reach of its offering.

FTSE Russell is wholly owned by London Stock Exchange Group.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve known and unknown risks that are difficult to predict and include all matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “project,” “outlook,” “strategy,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “strive,” “goal,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Our actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties relating to the trading of our securities as it relates to the FTSE Russell Indexes annual reconstitution and the inclusion of the Company on the Russell 2000 Index following such reconstitution, which statements reflects the intent, belief, or current expectations of members of our management team. These risks and others are more fully discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 10-K for the year ended March 31, 2020, and in our most recent Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in our other filings with the U.S. Securities and Exchange Commission (SEC). Our SEC filings are available on the SEC’s website at www.sec.gov. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. We explicitly disclaim any obligation to update any forward-looking statements, other than as may be required by law. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

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VistaGen Company Contact
Mark McPartland / Mark Flather
VistaGen Therapeutics
Phone: (650) 577-3606
Email: IR@vistagen.com